Exhibit 99.1

FOR:	Henry Schein, Inc.
CONTACT:	Susan Vassallo
Vice President,
Corporate Communications
(631) 843-5562
susan.vassallo@henryschein.com

HENRY SCHEIN APPOINTS CAROL RAPHAEL TO BOARD OF DIRECTORS

Former President and CEO of Visiting Nurse Service of New York brings strong health care policy, economics and management experience to the Company

MELVILLE, N.Y., August 17, 2012 – Henry Schein, Inc. (NASDAQ: HSIC), the world’s largest provider of health care products and services to office-based practitioners, today announced the appointment of Carol Raphael to the Company’s Board of Directors.

Ms. Raphael brings a wealth of health care policy, economics and management experience to the Henry Schein Board. From 1989 to 2011, Ms. Raphael served as President and Chief Executive Officer of Visiting Nurse Service of New York (VNSNY), the largest nonprofit home health agency in the United States. As CEO, Ms. Raphael expanded the organization’s services and launched innovative models of care for complex populations with chronic illness. Prior to joining VNSNY, Ms. Raphael held executive positions at Mt. Sinai Medical Center and in New York City government. Currently, Ms. Raphael is an Advanced Leadership Fellow at Harvard University. She chairs the New York eHealth Collaborative, a public-private partnership working to advance the adoption of health information technology in New York State. She is the Chair of the Long-Term Quality Alliance, a member of the National Quality Forum Coordinating Committee, where she chairs its Post Acute/Long-Term Care Workgroup, and is a strategic advisor to the National Committee on Quality Assurance (NCQA).

“As health care continues to evolve, Carol’s broad experience will provide the Henry Schein Board of Directors with an important new perspective on this quickly changing market,” said Stanley M. Bergman, Chairman and Chief Executive Officer for Henry Schein. “In addition, as the populations of the United States and other developed nations around the world grow older and use health care services at an increasing rate, Carol’s strategic insights into the health care needs of an aging patient group will be invaluable as we continue to execute our strategic plan for growth.”

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Ms. Raphael is a nationally recognized industry leader and an expert on health care policy. She has served on numerous commissions including the Medicare Payment Advisory Commission, the New York State Hospital Review and Planning Council and several Institute of Medicine committees. She was a member of New York State Governor Cuomo’s Medicaid Redesign Team.

Ms. Raphael has also served on numerous boards including those of Lifetime Blue Cross/Blue Shield, Barrier Therapeutics, Inc., Future Health, and the American Foundation for the Blind. She serves on the boards of the Primary Care Development Corporation, Pace University, the Medicare Rights Center and the New York City Citizens Budget Commission. She is also a member of several advisory boards including the Harvard School of Public Health’s Health Policy Management Executive Council, the New York City Health and Mental Hygiene Advisory Council, the New York City Age-Friendly Commission, and the New York University School of Nursing Advisory Board.

Ms. Raphael has an MPA from Harvard University’s Kennedy School and co-edited the book Home Based Care for a New Century. She was a Visiting Fellow at the Kings Fund in the United Kingdom, and was listed in Crain’s New York Business 50 Most Powerful Women in New York City.

“It is a pleasure to join the Board of a company that recognizes the important demographic and health care shifts occurring in society and is determined to play a leadership role as we navigate a course to continued success,” said Ms. Raphael. “Henry Schein has an impressive eight-decade commitment to providing health care practitioners with products and services that enhance patient care and practice efficiency, two qualities that will continue to be essential as health care evolves. I look forward to joining this strong leadership team and helping Henry Schein continue to grow for many years to come.”

About Henry Schein, Inc.

Henry Schein, Inc. (NASDAQ: HSIC) is the world’s largest provider of health care products and services to office-based dental, medical and animal health practitioners. The Company also serves dental laboratories, government and institutional health care clinics, and other alternate care sites. A Fortune 500® Company and a member of the NASDAQ 100® Index, Henry Schein employs nearly 15,000 Team Schein Members and serves approximately 775,000 customers.

The Company offers a comprehensive selection of products and services, including value-added solutions for operating efficient practices and delivering high-quality care. Henry Schein operates through a centralized and automated distribution network, with a selection of more than 90,000 national and Henry Schein private-brand products in stock, as well as more than 100,000 additional products available as special-order items. The Company also offers its customers exclusive, innovative technology solutions, including practice management software and e-commerce solutions, as well as a broad range of financial services.

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Headquartered in Melville, N.Y., Henry Schein has operations or affiliates in 26 countries. The Company’s sales reached a record $8.5 billion in 2011, and have grown at a compound annual rate of 18 percent since Henry Schein became a public company in 1995. For more information, visit the Henry Schein Web site at www.henryschein.com.

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